Exhibit 99.1

Crescent Capital BDC, Inc. Reports December 31, 2021 Financial Results;

Declares a First Quarter 2022 Regular Dividend of $0.41 per Share

LOS ANGELES, February 23, 2022 — Crescent Capital BDC, Inc. (“Crescent BDC” or “Company”) (NASDAQ: CCAP) today reported net investment income of $47.6 million, or $1.67 per share, and Adjusted Net Investment Income of $53.9 million, or $1.89 per share, for the year ended December 31, 2021. For the quarter ended December 31, 2021, net investment income was $12.5 million, or $0.42 per share, and Adjusted Net Investment Income was $12.7 million, or $0.43 per share.1 Reported net asset value per share was $21.12 at December 31, 2021.

The Company announced that its Board of Directors declared a regular cash dividend for the first quarter of 2022 of $0.41 per share, which will be paid on April 15, 2022 to stockholders of record as of March 31, 2022. Additionally, the second in a series of four previously declared $0.05 per share special cash dividends will be paid on March 15, 2022 to stockholders of record as of March 4, 2022.

Selected Financial Highlights

($ in millions, except per share amounts)

	As of and for the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Investments, at fair value	$1,270.4	$1,138.6	$1,034.0
Total assets	$1,317.8	$1,183.2	$1,054.2
Total net assets	$652.3	$596.2	$560.0
Net asset value per share	$21.12	$21.16	$19.88

Investment income	$24.1	$25.5	$20.3
Net investment income	$12.5	$12.7	$13.2
Net realized gains (losses), net of taxes	$(0.4)	$27.9	$(13.5)
Net change in unrealized gains (losses), net of taxes	$0.7	$(23.9)	$34.8
Net increase (decrease) in net assets resulting from operations	$12.8	$16.7	$34.5

Net investment income per share	$0.42	$0.45	$0.47
Net realized gains (losses) per share, net of taxes	$(0.01)	$0.99	$(0.49)
Net change in unrealized gains (losses) per share, net of taxes	$0.02	$(0.85)	$1.24
Net increase (decrease) in net assets resulting from operations per share	$0.44	$0.59	$1.22
Regular distributions paid per share	$0.41	$0.41	$0.41
Special distributions paid per share	$0.05	—	—

Non-GAAP Financial Measures[1]:
Adjusted net investment income	$12.7	$13.5	$13.2
Adjusted net investment income per share	$0.43	$0.48	$0.47

Weighted average yield on income producing securities (at cost)[2]	7.5%	7.6%	8.0%
Percentage of debt investments at floating rates	98.5%	99.7%	98.4%

Portfolio & Investment Activity

Full Year

For the year ended December 31, 2021, the Company invested $647.4 million across 46 new portfolio companies, 48 existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $461.3 million in aggregate exits, sales and repayments.

For the year ended December 31, 2020, the Company invested $352.4 million across 24 new portfolio companies, 10 existing portfolio companies and several follow-on revolver and delayed draw fundings. During this period, the Company had $259.0 million in aggregate exits, sales and repayments.

Fourth Quarter

For the quarter ended December 31, 2021, the Company invested $279.7 million across 17 new portfolio companies, 14 existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $151.7 million in aggregate exits, sales and repayments.

For the quarter ended September 30, 2021, the Company invested $158.5 million across 12 new portfolio companies, 10 existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $122.8 million in aggregate exits, sales and repayments.

As of December 31, 2021 and September 30, 2021, the Company had investments in 134 and 132 portfolio companies with an aggregate fair value of $1,270.4 and $1,138.6 million, respectively. The portfolio at fair value was comprised of the following asset types:

Portfolio Asset Types:

	As of
$ in millions	December 31, 2021		September 30, 2021
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$329.9	26.0%	$349.8	30.7%
Unitranche first lien[3]	731.0	57.5	597.0	52.4
Unitranche first lien—last out[3]	13.7	1.1	13.5	1.2
Senior secured second lien	72.7	5.7	56.4	5.0
Unsecured debt	5.6	0.4	5.4	0.5
Equity & other	59.5	4.7	57.9	5.1
LLC/LP equity interests	58.0	4.6	58.6	5.1

Total investments	$1,270.4	100.0%	$1,138.6	100.0%

Results of Operations

Full Year

For the year ended December 31, 2021, investment income totaled $94.0 million, an increase from $77.1 million for the year ended December 31, 2020. The increase was primarily driven by an increase in interest income from investments, as strong net deployment led to the growth of the Company’s income-producing investment portfolio. Interest income, which includes amortization of upfront fees, increased from $71.1 million for the year ended December 31, 2020 to $85.7 million for the year ended December 31, 2021. Included in interest from investments for the year ended December 31, 2021 and 2020 are $8.0 million and $2.3 million of accelerated accretion of OID, respectively.

For the years ended December 31, 2021 and 2020, total expenses, including income and excise taxes, totaled $46.4 million and $27.2 million, respectively. The increase was primarily driven by higher interest and other debt financing costs due to higher weighted average debt outstanding resulting from the Company’s growing investment portfolio, as well as an accrued and unpaid capital gains based incentive fee.

Fourth Quarter

For the quarter ended December 31, 2021, investment income totaled $24.1 million, compared to $25.5 million for the quarter ended September 30, 2021. The decrease was primarily related to a reduction in interest income from investments, as accelerated accretion of OID decreased from $3.9 million for the quarter ended September 30, 2021 to $1.1 million for the quarter ended December 31, 2021.

For the quarters ended December 31, 2021 and September 30, 2021, total expenses, including income and excise taxes, totaled $11.7 million and $12.8 million, respectively. The decrease was primarily driven by a reduction in incentive fees and interest and other debt financing costs.

Liquidity and Capital Resources

As of December 31, 2021, the Company had $23.5 million in cash and cash equivalents and restricted cash and $197.0 million of undrawn capacity on its credit facilities, subject to borrowing base and other limitations. The weighted average interest rate on the Company’s debt outstanding as of December 31, 2021 was 3.15%.

The Company’s debt to equity ratio was 0.98x as of December 31, 2021.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing Adjusted Net Investment Income and Adjusted Net Investment Income per share, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding capital gains incentive fees. We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believe that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. We believe that Adjusted Net Investment Income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of Adjusted Net Investment Income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides an unaudited reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the three months ended				For the year ended December 31,
	December 31, 2021		September 30, 2021		2021		2020
$ in millions, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net investment income	$12.5	$0.42	$12.7	$0.45	$47.6	$1.67	$49.9	$1.80
Capital gains based incentive fee	0.2	0.01	0.8	0.03	6.3	0.22	—	—

Adjusted net investment income	$12.7	$0.43	$13.5	$0.48	$53.9	$1.89	$49.9	$1.80

Conference Call

The Company will host a webcast/conference call on Thursday, February 24, 2022 at 12:00 p.m. (Eastern Time) to discuss its financial results for the fourth quarter and year ended December 31, 2021. Please visit Crescent BDC’s webcast link located on the Events & Presentations page of the Investor Relations section of Crescent BDC’s website for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Events & Presentations page of the Investor Resources section of Crescent BDC’s website at www.crescentbdc.com. Please visit the website to test your connection before the webcast. Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (855) 982-6679

International: (614) 999-9468

Conference ID: 5352288

All callers will need to enter the Conference ID followed by the # sign and reference “Crescent BDC” once connected with the operator. An archived replay will be available via a webcast link located on the Investor Relations section of Crescent BDC’s website.

Endnotes

Note: Numbers may not sum due to rounding.

1)

Adjusted Net Investment Income is a financial measure that is not calculated in accordance with U.S. GAAP. See “Non-GAAP Financial Measures” above for a description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of Adjusted Net Investment Income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

2)	Yield excludes investments on non-accrual status.

3)

Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority among different lenders in the unitranche loan. In certain instances, the Company may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that the Company would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands except share and per share data)

	As of December 31, 2021	As of December 31, 2020
Assets
Investments, at fair value
Non-controlled non-affiliated (cost of $1,150,173 and $920,693, respectively)	$1,165,897	$923,912
Non-controlled affiliated (cost of $41,242 and $50,431, respectively)	51,701	71,354
Controlled (cost of $53,431 and $40,000, respectively)	52,768	38,735
Cash and cash equivalents	10,069	1,896
Restricted cash and cash equivalents	13,457	12,953
Receivable for investments sold	14,871	6
Interest and dividend receivable	6,763	3,859
Unrealized appreciation on foreign currency forward contracts	2,115	264
Deferred tax assets	42	630
Other assets	126	543

Total assets	$1,317,809	$1,054,152

Liabilities
Debt (net of deferred financing costs of $6,897 and $4,600, respectively)	$631,040	$471,932
Distributions payable	12,664	11,549
Incentive fees payable	6,924	—
Interest and other debt financing costs payable	5,513	3,923
Management fees payable	3,830	1,867
Deferred tax liabilities	956	1,324
Unrealized depreciation on foreign currency forward contracts	631	896
Directors’ fees payable	114	98
Accrued expenses and other liabilities	3,852	2,563

Total liabilities	$665,524	$494,152

Net Assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 30,887,360 and 28,167,360 shares issued and outstanding, respectively)	31	28
Paid-in capital in excess of par value	666,162	594,658
Accumulated earnings (loss)	(13,908)	(34,686)

Total Net Assets	$652,285	$560,000

Total Liabilities and Net Assets	$1,317,809	$1,054,152

Net asset value per share	$21.12	$19.88

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

	For the years ended December 31,
	2021	2020	2019
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$81,371	$66,078	$45,237
Paid-in-kind interest	1,881	2,169	560
Dividend income	1,919	323	353
Other income	791	1,060	807
From non-controlled affiliated investments:
Interest income	1,170	1,420	1,902
Paid-in-kind interest	1,235	1,456	—
Dividend income	2,414	2,407	2,318
Other income	3	—	—
From controlled investments:
Dividend income	3,200	2,200	2,300
Interest income	2	—	—

Total investment income	93,986	77,113	53,477

Expenses:
Interest and other debt financing costs	19,766	15,485	13,362
Management fees	14,118	11,438	9,198
Income based incentive fees	9,849	8,639	4,752
Capital gains based incentive fees	6,324	—	—
Professional fees	1,769	1,460	957
Directors’ fees	475	437	303
Organization expense	—	—	136
Other general and administrative expenses	2,628	2,544	2,201

Total expenses	54,929	40,003	30,909
Management fees waiver	(3,302)	(4,672)	(4,502)
Income based incentive fees waiver	(7,517)	(8,639)	(4,752)

Net expenses	44,110	26,692	21,655

Net investment income before taxes	49,876	50,421	31,822
Income and excise taxes	2,250	541	139

Net investment income	47,626	49,880	31,683

Net realized and unrealized gains (losses) on investments:
Net realized gain/(loss) on:
Non-controlled non-affiliated investments	3,687	(10,889)	824
Non-controlled affiliated investments	28,810	(4,314)	(7,900)
Foreign currency transactions	311	(83)	(70)
Foreign currency forward contracts	(193)	—	—
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	12,535	7,437	3,746
Non-controlled affiliated investments	(10,464)	19,686	100
Controlled investments	602	(1,707)	442
Foreign currency forward contracts	2,116	(1,324)	675

Net realized and unrealized gains (losses) on investments	37,404	8,806	(2,183)
Realized loss on asset acquisition	—	(3,825)	—

Net realized and unrealized gains (losses) on investments and asset acquisition	37,404	4,981	(2,183)
Benefit (provision) for taxes on realized gain on investments	(1,177)	46	(67)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	(220)	(235)	(154)

Net increase (decrease) in net assets resulting from operations	$83,633	$54,672	$29,279

Per Common Share Data:
Net increase (decrease) in net assets resulting from operations per share (basic and diluted):	$2.94	$1.98	$1.69
Net investment income per share (basic and diluted):	$1.67	$1.80	$1.83
Weighted average shares outstanding (basic and diluted):	28,477,771	27,681,757	17,344,640

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP (“Crescent”). Crescent BDC is externally managed by Crescent Cap Advisors, LLC, a subsidiary of Crescent. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent is a global credit investment manager with over $38 billion of assets under management. For 30 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche and junior debt securities. Crescent is headquartered in Los Angeles with offices in New York, Boston, and London and more than 190 employees globally. For more information about Crescent, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Dan McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

This press release, and other statements that Crescent BDC may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Crescent BDC’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Crescent BDC cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and Crescent BDC assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Crescent BDC’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment adviser or its affiliates; (13) the ability of our investment adviser to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

Crescent BDC’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC, identifies additional factors that can affect forward-looking statements.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2021, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on February 23, 2022, as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2021, Crescent BDC’s quarterly reports on Form 10-Q and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.